EXHIBIT 12

December 12, 2008

The RBB Fund, Inc.

103 Bellevue Parkway, 4th Floor

Wilmington, DE 19809

Ladies and Gentlemen:

We have acted as counsel to Robeco WPG 130/30 Large Cap Core Fund (the “130/30 Fund”) and Robeco Boston Partners Long/Short Fund (the “Long/Short Fund”), both investment portfolios of the Robeco Investment Funds of The RBB Fund, Inc., a Maryland Corporation (“RBB”), in connection with the transfer of all of the assets of the 130/30 Fund to the Long/Short Fund, in exchange solely for shares of the Long/Short Fund and its assumption of the 130/30 Fund’s liabilities, followed by the distribution by the 130/30 Fund to its shareholders of the Long/Short Fund shares (collectively, the “Reorganization”), pursuant to the Plan of Reorganization by and between the 130/30 Fund and the Long/Short Fund, dated November 13, 2008 (the “Plan”). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of RBB to which this opinion is filed as an exhibit (the “Registration Statement”), including the combined Proxy Statement/Prospectus of RBB (the “Proxy-Prospectus”).

(ii) The representations contained in the letter of representation from RBB to us, dated as of this date, are true and complete.

(iii) The Long/Short Fund will qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.

On the basis of the foregoing, it is our opinion that:

(1)	the Reorganization will constitute a “reorganization” within the meaning of section 368(a)(1)(C) or (D) of the Code, and the 130/30 Fund and the Long/Short Fund will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

The RBB Fund, Inc.

December 12, 2008

(2)	the 130/30 Fund will recognize no gain or loss (a) upon the transfer of its assets to the Long/Short Fund in exchange for Long/Short Fund shares and the assumption of the liabilities of the 130/30 Fund or (b) upon the distribution of those shares to the shareholders of the 130/30 Fund;

(3)	the Long/Short Fund will recognize no gain or loss upon the receipt of the assets of the 130/30 Fund in exchange for shares of the Long/Short Fund and the assumption of the liabilities of the 130/30 Fund;

(4)	the tax basis in the hands of the Long/Short Fund of each asset of the 130/30 Fund transferred to the Long/Short Fund in the Reorganization will be the same as the basis of that asset in the hands of the 130/30 Fund immediately before the transfer;

(5)	the holding period in the hands of the Long/Short Fund of each asset of the 130/30 Fund transferred to the Long/Short Fund in the Reorganization will include the period during which that asset was held by the 130/30 Fund;

(6)	with respect to each outstanding short position of the 130/30 Fund, the sales price of the relevant security for purposes of determining the Long/Short Fund’s gain or loss upon the eventual closing out of the short position will equal the price at which the security was previously sold by the 130/30 Fund;

(7)	the shareholders of the 130/30 Fund will recognize no gain or loss upon their receipt of shares of the Long/Short Fund;

(8)	the aggregate tax basis of the Long/Short Fund shares received by each shareholder of the 130/30 Fund will equal the aggregate tax basis of the 130/30 Fund shares surrendered by that shareholder in the Reorganization;

(9)	the holding periods of the Long/Short Fund shares received by each shareholder of the 130/30 Fund will include the holding periods of the 130/30 Fund shares surrendered by that shareholder in the Reorganization, provided that the 130/30 Fund shares are held by that shareholder as capital assets on the date of the Reorganization; and

(10)	the Long/Short Fund will succeed to and take into account the tax attributes of the 130/30 Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

The RBB Fund, Inc.

December 12, 2008

For an acquisition to qualify as a reorganization under section 368(a)(1)(C) of the Code, the acquiring corporation must continue the historic business of the transferor corporation or use a significant portion of the transferor’s historic business assets in a business. Treas. Reg. §1.368-1(d)(1). The Treasury Regulations say that the policy underlying the rule is to ensure that reorganizations are limited to readjustments of continuing interests in property under modified corporate form. Ibid.

On whether an acquiring corporation continues a transferor corporation’s historic business, the Treasury Regulations say that the fact that both corporations are in the same line of business tends to establish the requisite continuity, but is not alone sufficient. Treas. Reg. §1.368-1(d)(2)(i). If the transferor corporation has more than one line of business, continuity of business enterprise requires only that the acquiring corporation continue a significant line of business. Treas. Reg. §1.368-1(d)(2)(ii). In general, a corporation’s historic business is the business it has conducted most recently, but this does not include a business entered into as part of the plan of reorganization. Treas. Reg. §1.368-1(d)(2)(iii). All facts and circumstances are considered in determining when a plan of reorganization comes into existence and in determining whether a line of business is significant. Treas. Reg. §1.368-1(d)(2)(iv). An example in the Treasury Regulations indicates that an acquiring corporation that retains one of three lines of business conducted by the transferor corporation, each of which was of approximately equal value, will be considered to meet this “continuity of business enterprise” requirement. Treas. Reg. §1.368-1(d)(5), Example 1.

With respect to the alternative “asset continuity” test, the Treasury Regulations say that a corporation’s historic business assets are the assets “used” in its business, which may include, among other things, stock and securities. Treas. Reg. §1.368-1(d)(3)(ii). Thus, it appears that stocks and securities owned by a regulated investment company may qualify as historic business assets for purposes of this test.

Although the Internal Revenue Service (the “IRS”) has issued many private letter rulings upholding reorganization status for transactions involving regulated investment companies, the only published guidance on the subject is Revenue Ruling 87-76, 1987-2 C.B. 84. In that ruling, the IRS ruled that the “continuity of business enterprise” requirement was not met in the case of an acquisition of an investment company that invested in corporate stocks and bonds and, in connection with the acquisition, sold all of those corporate stocks and bonds and replaced them with municipal bonds so as to conform its holdings to those of the acquiring company, which invested exclusively in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe the facts of this Reorganization are distinguishable from those in the published ruling.

The RBB Fund, Inc.

December 12, 2008

In this case, the 130/30 Fund and the Long/Short Fund are engaged in the same line of business. Substantially all of the assets of each Fund are invested in shares of stock of domestic corporations. Each Fund also engages in substantial amounts of short sales of shares of stock of domestic corporations, and the levels of short sales by the two Funds are roughly comparable. (For example, as of August 31, 2008, the end of the Fund’s most recent taxable year, short positions amounted to 29.7% of the N.A.V. of the 130/30 Fund and 25.6% of the N.A.V. of the Long/Short Fund.) After the Reorganization, the Long/Short Fund will continue its existing business for the benefit of the shareholders of both the Long/Short Fund and the 130/30 Fund. Although the Long/Short Fund may dispose of securities formerly held by the 130/30 Fund so as to conform with the Long/Short Fund’s criteria for the selection of securities, the Long/Short Fund will apply the same criteria to its own historic investments. All proceeds generated by all such dispositions will be reinvested in a manner consistent with the historic investment policies of the Long/Short Fund, which are substantially similar to, although not necessarily identical with, those of the Transferor Fund.

Based on the foregoing, it is our opinion that the Long/Short Fund will be continuing the historic business enterprise of the 130/30 Fund after the Reorganization in the manner required for the transaction to qualify as a “reorganization” under section 368(a) of the Code.

The above opinions represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of this opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

The RBB Fund, Inc.

December 12, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION – Federal Income Tax Consequences” in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/S/ DRINKER BIDDLE & REATH LLP